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EXHIBIT 3.1

             AMENDMENT TO BY-LAWS, EFFECTIVE AS OF NOVEMBER 15, 2002

The first sentence of Section 1, Article III of the by-laws of The BISYS Group, Inc. is amended to read in its entirety as follows:

                  "The Board of Directors shall consist of not less than one nor more than twelve members, such number to be determined from time to time by the Board of Directors."


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